1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

June 4, 2024

PIMCO ETF Trust

650 Newport Center Drive

Newport Beach, CA 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO ETF Trust (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of PIMCO Mortgage-Backed Securities Fund (the “Target Fund”), a series of PIMCO Funds, a Massachusetts business trust, into PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund (the “Acquiring Fund”), a series of the Trust, in exchange for shares of beneficial interest of the Acquiring Fund and the assumption of the Target Fund’s liabilities by the Acquiring Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by and among PIMCO Funds, on behalf of the Target Fund, and the Trust, on behalf of the Acquiring Fund, and, with respect to certain provisions of the Agreement, Pacific Investment Management Company, LLC, as filed with the Registration Statement.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be registered pursuant to the Registration Statement (“Shares”), when it is made effective by the Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement, and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP